Exhibit 99.1

November 16, 2020

Dear Shareholder:

The beginning of autumn always brings some much-anticipated changes, cooler weather, leaves changing color and much more.  The year 2020 has brought about widespread change and most of us have come to accept some level of daily repetition.  Some of us stay in the same place for both work and non-work, and weekdays blend into weekends.  Those of us with school aged kids have an entirely new set of routine adjustments and challenges to face.  Amidst this pandemic, with an undefined duration, adaptation has become essential.

We thank you for your patience during this community health crisis.  We appreciate the opportunity to serve you even as we have changed service delivery to practice caution and protect the health and well-being of our customers, associates and communities.  While many account transactions may be conducted at our drive thru locations, by phone, online and by appointment, we remain committed to continue to take care of and serve our markets.

Your Company continues to have a strong earnings year as a result of the diversified business units that have been able to react to the needs of our customers and the communities we serve, even during a pandemic.

We are pleased to report to you that net income for the first nine months of 2020 was $3.5 million, as compared to $2.6 million for the same nine month period in 2019.  This equates to $3.1 million in net income available to common shareholders or $0.43 cents per share, compared to $2.2 million in net income available to common shareholders or $0.30 per share that we reported in 2019 for the same period.  This represents an earnings growth of 43% in net income per available share year-to-date compared to the first nine months of 2019.

The main driver of our earnings increase is income from mortgage loan production, a direct result of the extended low interest rate environment that we continue to experience in 2020. During March, rates dropped significantly and the refinance boom began. Rates have fallen and stayed at much lower rates than ever anticipated. Our bank subsidiary, Uwharrie Bank, provides mortgage financing options for customers and then sells the loans (to eliminate the interest rate risk on the balance sheet), but retains the servicing of the loan. The servicing of these loans allows our customers to continue to work with us and provides an income stream for the Bank over the life of the loan.

Your Company has grown to $792 million in assets, up from $661 million at September 30, 2019. The $131 million or 20% increase is directly related to a growing deposit base. The deposit growth is reflective of a trend in the entire banking industry. According to the Federal Reserve Board*, seasonally adjusted deposits at banks nationally have grown nearly $2 trillion since the coronavirus hit the U.S in January. This is a result of stimulus and subsidies provided by the government in an effort to bolster the economy. Additionally, we have seen an overall increase in our customers’ account balances of approximately 30% compared to 2019 as consumers have transitioned into a saving mode, due to the increased uncertainty in the world today.

While the fixed overhead of our backroom is sufficient to service the current growth in the balance sheet, margin continues to be an area of concern for the banking industry as we operate in a historically low interest rate environment with a relatively flat yield curve. We have seen margin** compression of 26 basis points from 3.44% at September 30, 2019 to 3.18% at September 30, 2020. Our peers are experiencing the same difficulties maintaining spreads at 3% or above. The diversity in our non-interest income revenue sources will prove beneficial as margin struggles continue.

As a result of the continued progress of your Company, your Board of Directors has declared a 2% stock dividend.  All shareholders of record on November 9, 2020, will receive the dividend payable on November 23, 2020.  The stock dividend will be paid electronically via book-entry (no stock certificates will be issued).  Once again, we chose to pay a stock dividend as opposed to cash to provide our shareholders with options to suit their needs.  Those shareholders still in peak earning years have the option of holding the dividend shares, which defers income, and paying taxes in later years at the lower capital gains rate.  For our shareholders desiring current income, these new shares can be sold for cash.  The stock dividend gives you, the shareholder, the option of deciding when you want to recognize the income and whether you pay ordinary income tax or capital gains.  If you wish to buy or sell shares, please contact our Investor Relations department and we can facilitate the transactions.  Shareholders are also reminded to turn in all stock certificates from prior years (which are still valid) for exchange to electronic form.  Our Investor Relations team can also assist you with this process (704-982-4415).

Though 2020 continues to be a year of challenges, your Company has adapted and continues to look for opportunities to fulfill our mission by providing the financial services to the communities we serve.  As a community banking organization, we believe local money should be put to work for local people.  Our local businesses have weathered challenging times and are certainly not out of the woods yet. Whenever possible and going into the holiday season, please shop local.  Local businesses are the foundation on which most of our communities are built and they need our support now, more than ever.

God bless you and we pray that you and your families remain safe and healthy.  Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

*https://www.federalreserve.gov/releases/h8/current/default.htm

**Net Interest margin as a percentage of earning assets.

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2020	2019

Assets
Cash and due from banks	$6,494	$5,003
Interest-earning deposits with banks	63,955	141,926
Securities available for sale	178,582	92,538
Securities held to maturity (fair value $27,373 and $10,533, respectively)	26,244	10,461
Equity security, at fair value	1,335	-
Loans held for sale	7,812	3,240
Loans held for investment	467,726	369,475
Less: Allowance for loan losses	(4,494)	(2,071)
Net loans held for investment	463,232	367,404
Interest receivable	2,447	1,510
Premises and equipment, net	16,392	16,733
Restricted stock	1,166	1,144
Bank-owned life insurance	8,901	8,758
Other real estate owned	359	718
Other assets	14,985	11,424
Total assets	$791,904	$660,859

Liabilities
Deposits:
Demand, noninterest-bearing	$200,764	$149,835
Interest checking and money market accounts	379,108	265,903
Savings accounts	71,194	57,018
Time deposits, $250,000 and over	9,051	57,649
Other time deposits	53,570	58,848
Total deposits	713,687	589,253
Interest payable	27	53
Short-term borrowed funds	635	503
Long-term debt	10,992	10,360
Other liabilities	12,271	11,783
Total liabilities	737,612	611,952

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,961,230 and 6,975,734 shares, respectively.
Book value per share $6.15 in 2020 and $5.27 in 2019 (1)	8,702	8,720
Common stock dividend distributable	174	-
Additional paid-in capital	12,756	12,323
Undivided profits	18,600	16,608
Accumulated other comprehensive income	3,405	601
Total Uwharrie Capital Corp shareholders' equity	43,637	38,252
Noncontrolling interest	10,655	10,655
Total shareholders' equity	54,292	48,907
Total liabilities and shareholders' equity	$791,904	$660,859

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2019 and the 2% stock dividend in 2020.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2020	2019	2020	2019

Interest Income
Interest and fees on loans	$5,190	$4,840	$14,774	$14,242
Interest on investment securities	926	532	2,281	1,518
Interest on equity securities	34	-	34	-
Interest-earning deposits with banks and federal funds sold	26	678	616	2,158
Total interest income	6,176	6,050	17,705	17,918

Interest Expense
Interest paid on deposits	312	811	1,412	2,170
Interest paid on borrowed funds	142	147	419	440
Total interest expense	454	958	1,831	2,610

Net Interest Income	5,722	5,092	15,874	15,308
Provision for (recovery of) loan losses	1,066	(80)	2,465	(508)
Net interest income after provision for (recovery of) loan losses	4,656	5,172	13,409	15,816

Noninterest Income
Service charges on deposit accounts	241	335	763	1,003
Interchange and card transaction fees	266	229	640	627
Other service fees and commissions	588	658	1,911	1,987
Gain (loss) on sale of securities	19	(35)	77	(35)
Unrealized gain on equity security	101	-	434	-
Income from mortgage loan sales	3,961	1,197	8,727	2,776
Other income	370	204	428	185
Total noninterest income	5,546	2,588	12,980	6,543

Noninterest Expense
Salaries and employee benefits	5,254	4,284	14,708	12,669
Occupancy expense	430	422	1,261	1,245
Equipment expense	202	187	564	546
Data processing	171	163	491	557
Other operating expenses	1,945	1,541	4,721	4,078
Total noninterest expense	8,002	6,597	21,745	19,095

Income before income taxes	2,200	1,163	4,644	3,264
Provision for income taxes	618	195	1,132	655
Net Income	$1,582	$968	$3,512	$2,609

Consolidated net income	$1,582	$968	$3,512	$2,609
Less: Net income attributable to noncontrolling interest	(142)	(142)	(424)	(422)
Net income attributable to Uwharrie Capital Corp and common shareholders	$1,440	$826	$3,088	$2,187
Net Income Per Common Share (1)
Basic	$0.20	$0.11	$0.43	$0.30
Assuming dilution	$0.20	$0.11	$0.43	$0.30
Weighted Average Common Shares Outstanding (1)
Basic	7,105,982	7,323,166	7,145,938	7,370,663
Assuming dilution	7,105,982	7,323,166	7,145,938	7,370,663